FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS

CRANBURY, New Jersey – (February 9, 2009) – Innophos Holdings, Inc. (NASDAQ: “IPHS”), a leading specialty phosphates producer in North America, today announced its financial results for the fourth quarter and full year 2008.

Fourth Quarter Results

  Net sales for the fourth quarter 2008 were $216.4 million, an increase of $72.5 million, or 50%, as compared to $143.9 million for the same period in 2007. Selling price increases had a positive impact on revenue of 98% or $141.4 million that occurred across all product lines. Volume and mix impacts on revenue had a negative impact of 48% or $68.9 million that occurred across all product lines, but most notably in STPP & Other Products due to a temporary drop in demand for granular triple superphosphate (GTSP) fertilizer co-product and limited reformulation in detergents using STPP. Volume was also lower in both the United States and Mexico in Specialty Salts & Specialty Acids primarily due to reduced demand in some technical applications and also lower in the United States for technical grade Purified Phosphoric Acid.

  Operating income for the fourth quarter 2008 was $69.4 million, an increase of $63.0 million, or 985%, versus $6.4 million for the comparable period in 2007. Included in the 2008 fourth quarter results was a charge of $1.9 million dollars related to the write-down of on hand GTSP fertilizer inventories. In the fourth quarter of 2007, Mexico incurred approximately $10.5 million of planned and unplanned outage costs and associated lower margins from lost production and sales.

  Depreciation and amortization for the fourth quarter 2008, excluding deferred financing amortization expense, was $12.1 million, a decrease of $0.9 million compared to $13.0 million for the fourth quarter of 2007.

  Net interest expense for the fourth quarter 2008, including deferred financing amortization expense, was $8.2 million, a decrease of $0.7 million versus $8.9 million for the comparable period in 2007.

  Tax expense for the fourth quarter 2008 was $5.3 million, an increase of $4.0 million versus $1.3 million for the comparable period in 2007. The low effective tax rate of 9.2% for the current quarter is due to a $14.4 million or $0.66 per share benefit from the utilization of net operating losses and the partial reversal of valuation allowances against U.S. Federal net deferred tax assets. Management has concluded that a full valuation allowance is no longer needed as a result of expected profitability in the United States.

  Net income for the fourth quarter 2008 was $52.3 million, an improvement of $56.2 million compared to a loss of $3.9 million for the same period in 2007.

  Diluted earnings per share for the fourth quarter 2008 were $2.40 compared to a loss of $0.19 for the fourth quarter of 2007.

  As of December 31, 2008, Innophos had $125.3 million of cash and cash equivalents. Net debt at the end of the fourth quarter 2008 was $257.2 million, similar to the $259.9 million at September 30, 2008, as Innophos made significant estimated tax payments in the fourth quarter. There were no borrowings under the Company’s revolving credit line at December 31, 2008. Capital expenditures for the fourth quarter 2008 were $5.3 million, the same level as the fourth quarter 2007.

Randy Gress, CEO of Innophos, commented on the results, “With quarterly operating income and net income of $69.4 million and $52.3 million respectively, our results were solid despite the lack of demand for fertilizer and the softening of demand for other products at the lower end of our product portfolio. These changes were due in part to the worsening of overall economic conditions through the quarter and in part to increased competition. In response, we are taking a more aggressive stance to maintain our leading market position and invest in and grow our more profitable businesses going forward. We are also making adjustments and improvements in our operations to optimize our cost base and better position ourselves for the challenges and uncertainties of 2009. We will strive to maintain the vital relationships we have developed with customers who look to our customer service, product reliability and quality, proprietary technology and supply chain efficiencies to help ensure the quality and consistency of their own products.”

Segment Results 4Q 2008 Versus 4Q 2007

United States

  U.S. year on year quarterly net sales increased 55% due to higher prices across all product lines, most notably in Specialty Salts and Specialty Acids, which exceeded lower volumes across all product lines, most notably in Purified Phosphoric Acid. Technical grade applications accounted for approximately 60% of the volume decline.

  Operating income increased by $44.2 million from $1.5 million in the fourth quarter of 2007 to $45.7 million in the fourth quarter of 2008. This improvement was driven by higher selling prices and lower manufacturing fixed costs which exceeded effects of unfavorable sales volume and mix and higher raw material costs.

Mexico

  Net sales increased 46% versus the comparable quarter of 2007 due to significantly higher prices across all product lines which exceeded lower volume and mix effects on revenue. STPP and Other Products accounted for most of the volume and mix declines primarily due to reduced demand for GTSP fertilizer co-product and limited reformulation in detergents using STPP.

  Operating income increased by $21.6 million, from $3.4 million in the fourth quarter of 2007 to $25.0 million in the fourth quarter of 2008, driven by higher selling prices and lower manufacturing fixed costs which exceeded the effects of unfavorable sales volume and mix and higher raw material costs. Included in the 2008 fourth quarter results was a charge of $1.9 million dollars related to the write-down of on hand GTSP fertilizer inventories. In the fourth quarter of 2007, Mexico was affected by the previously noted outage costs and lower margins.

Canada

  Net sales increased 37% versus the same quarter in 2007 due to higher selling prices across all product lines which exceeded lower volume and mix effects on revenue across all product lines.

  Operating income decreased by $2.8 million from $1.5 million in 2007 to a loss of $1.3 million in 2008 due to the effects of unfavorable sales volume and mix and substantially higher raw material costs which exceeded higher selling prices.

Full Year Results

  Net sales in 2008 were $934.8 million, an increase of $355.8 million, or 61%, as compared to $579.0 million for 2007. Selling price increases had a positive impact on revenue of 83% or $480.3 million that occurred across all product lines. Volume and mix impacts on revenue had a negative impact of 22% or $124.5 million that occurred mostly in STPP & Other Products due to reduced demand for granular triple superphosphate (GTSP) fertilizer co-product and limited reformulation in detergents using STPP. Strong demand and efforts to grow the Specialty Salts & Specialty Acids business in 2008 resulted in a positive volume and mix impact, while unfavorable volume and mix impacted Purified Phosphoric Acid in 2008 compared to 2007.

  Operating income for the full year 2008 was $295.7 million, an increase of $248.0 million, or 520%, versus $47.7 million for 2007. In 2007, Mexico incurred $13.9 million of negative impacts related to outages, lower margins from lost production and sales, workforce reorganization and port tax settlement charges, while the U.S. incurred $6.3 million of unusual expense resulting from the Company’s termination of its pharma sales agency agreement with Rhodia, Inc. as part of internalizing that business.

  Depreciation and amortization for the full year 2008, excluding deferred financing amortization expense, was $52.5 million, an increase of $5.0 million compared to $47.5 million for the full year of 2007.

  Net interest expense for 2008, including deferred financing amortization expense, was $34.2 million, a decrease of $7.4 million versus $41.6 million for 2007.

  Tax expense for the full year 2008 was $58.7 million, an increase of $46.8 million versus $11.9 million for 2007. The low effective tax rate of 22.7% for the current year is due to a $24.9 million or $1.15 per share benefit from the utilization of net operating losses and the partial reversal of valuation allowances against U.S.
  Federal net deferred tax assets.

  Net income for 2008 was $200.5 million, an improvement of $206.0 million compared to a loss of $5.5 million for 2007.

  Diluted earnings per share for 2008 were $9.23 compared to a loss of $0.27 for the full year of 2007.

  Capital expenditures for 2008 were $18.5 million compared to $28.4 million in 2007 when the company was investing in the cogeneration project completed in March 2008 at its Coatzacoalcos facility.

Randy Gress said, “We are pleased that 2008 was an exceptional year. At $296 million our operating income was over 500 percent greater than 2007, and our net income improved by over $200 million from a net loss in 2007. A number of conditions came together in the markets in which we participate: strong demand in our end markets, positive competitive dynamics and lagging raw materials pricing from our contractual supply arrangements. As a result, we have been able to continue to meet our de-levering goals, decreasing net debt while paying a dividend, while continuing to focus on greater efficiency and growth in our higher-margin, more stable businesses. With net debt down to $257 million, we have significantly strengthened our balance sheet and are in an excellent liquidity position to make required 2009 bank debt payments. We have been focused since 2005 on moving Innophos out of a highly leveraged position. We expect to continue further deleveraging during 2009 by concentrating on free cash flow generation.”

Segment Results Full Year 2008 Versus Full Year 2007

United States

  U.S. year on year net sales increased 49% due to higher prices across all product lines, most notably in Specialty Salts and Specialty Acids, which exceeded lower volumes in Purified Phosphoric Acid and STPP and Other Products. Demand for Specialty Salts & Specialty Acids was strong for 2008 and resulted in a positive volume and mix impact.

  Operating income increased by $105.4 million from $3.3 million in the full year of 2007 to $108.7 million in 2008. This improvement was driven by higher selling prices which exceeded the effects of unfavorable sales volume and mix, higher raw material costs and higher fixed costs. In 2007, the U.S. incurred $6.3 million of unusual expense resulting from the Company’s termination of the pharma sales agency agreement.

Mexico

  Net sales increased 84% versus 2007 due to significantly higher prices across all product lines which exceeded lower volume and mix effects on revenue. STPP and Other Products accounted for most of the volume and mix declines primarily due to reduced demand for GTSP fertilizer co-product and limited reformulation in detergents using STPP.

  Operating income increased by $140.6 million, from $39.8 million in 2007 to $180.4 million in 2008, driven by higher selling prices which exceeded the effects of unfavorable sales volume and mix and higher raw material costs. For 2007, Mexico incurred $13.9 million of negative impacts related to outages, lower margins from lost production and sales, workforce reorganization and port tax settlement charges.

Canada

  Net sales increased 32% versus 2007 due to higher selling prices across all product lines which exceeded lower volume and mix effects on revenue across all product lines.

  Operating income increased by $1.9 million from $4.6 million in 2007 to $6.5 million in 2008 due to higher selling prices which exceeded the effects of unfavorable sales volume and mix and higher raw material and manufacturing fixed costs.

Recent Trends and Outlook

Raw Material Costs

Market prices of phosphate rock, sulfur and sulfuric acid, the primary raw materials used in the production of specialty phosphates, increased substantially during the first three quarters of 2008 due to high phosphate fertilizer demand. During the fourth quarter of 2008, as demand for phosphate fertilizers collapsed, the market price of sulfur decreased rapidly, and recently the market price of phosphate rock has also begun to decrease.

Innophos purchases phosphate rock, sulfur and sulfuric acid for Mexico and has long term raw material supply contracts in the United States whose pricing is determined in part by phosphate rock and sulfur market prices. Based on current and 2008 market price levels for phosphate rock and sulfur, Innophos’ overall 2009 U.S. cost structure is expected to remain substantially unchanged from fourth quarter 2008 levels.

Due to phosphate rock pricing uncertainty for Mexico, weakness in the markets served by those operations, and some loss of traditional business, Innophos anticipates operating its Coatzacoalcos plant at significantly reduced levels during 2009. In addition, Innophos also built considerable raw material inventory at the end of 2008. As a result of these factors, increases in phosphate rock cost will not begin to affect financial performance adversely until mid-second quarter of 2009. Assuming sulfur market prices in Mexico remain at current levels and phosphate rock prices reflect the upper range management has determined to be reasonably possible outcomes of the rock arbitration proceedings discussed below, Innophos’ raw material costs for Mexico could then increase by approximately $20 million per quarter at approximately 50% of capacity operations. Overall, therefore, Innophos expects its first quarter 2009 cost structure, in the United States, Mexico, and Canada to be substantially similar to the fourth quarter of 2008.

Selling Prices

Historically, Innophos has successfully recovered raw material, energy and other cost increases through price increases. Fourth quarter 2008 represented a 98% increase compared to fourth quarter 2007, after a series of price increases that were implemented throughout 2008. However, current softening demand due to the global recession and increased competition primarily from Chinese and European firms are causing downward pressure on selling prices. Management expects to deal with these increased pressures in all segments by maintaining a competitive offering through continued focus on enhanced service, Innophos’ proprietary technology, and the overall value the Company provides to its customers.

Volumes

Volumes in the U.S. were lower in the fourth quarter due to overall economic slowness, particularly in accounts exposed to agricultural and industrial markets. In addition, competitive pressure from European and Chinese producers increased as they sought to gain access to the U.S. market as their home market demand slowed. Finally, Innophos has seen a modest amount of reformulation (that is, changes in customer product composition) due to 2008 record prices. The Company expects these pressures to continue in 2009.

Volumes in Mexico for 2009 are expected to be affected more severely by the lack of demand in the fertilizer market, greater competition, especially for export business, reformulation and recession. Innophos’ largest Mexican customer, for which Innophos historically supplied purified phosphoric acid, recently lost significant STPP business due to a combination of reformulation and lost share. In January 2009, the customer closed one of its three plants estimated at more than half its STPP capacity and is expected to greatly reduce its phosphoric acid purchases. Based on current circumstances, management estimates this could translate into a 2009 revenue loss of approximately 5% to 10% of historical total Company sales and an annual consolidated operating income reduction of approximately $6 to $16 million based on pre-2008 historical profitability and depending on management’s success at mitigation efforts. Innophos anticipates supplying approximately 35% of this customer’s historical quarterly volumes in the first quarter 2009 and is working with this customer to support its reduced operations by focusing on increasing Innophos’ overall share with this account, including marketing other products to the customer. Management is reducing manufacturing costs across the whole site and is considering several options for the longer term, including seeking new customers for Innophos’ Mexican purified phosphoric acid capacity to increase the Company’s diversification of end markets and customers, or with reasonable investment levels, using the capacity to supply the U.S. operations. To support these efforts, Innophos is investing to upgrade the majority of its technical grade purified acid capacity to food grade capability. Management anticipates this investment will be completed by the end of 2009.

Innophos’ purified phosphoric acid supply chain includes production at its Coatzacoalcos, Mexico and Geismar, LA complexes along with purchases from a third party at Aurora, NC. Innophos’ supply of purified phosphoric acid from Aurora, NC is being partially disrupted due to an announced temporary shutdown in part of that complex from lack of phosphate fertilizer demand. Innophos is responding by operating its Geismar, LA acid purification complex at full capacity and expects that the Company will be able to meet its current operating and supply plans.

Finally, due to greatly depressed Latin American phosphate fertilizer demand, Innophos Mexico expects to have minimal sales of GTSP in the first quarter 2009. However, Innophos volumes are small relative to the market, and Innophos expects the reappearance of South American demand in the second quarter 2009.

Operations Outlook

Innophos is currently expecting that its U.S. specialties business will perform well in the first quarter of 2009. While demand has been affected by the recession, Geismar-supplied purified acid is cost effective in today’s marketplace, and product selling prices are now at historically high levels. During 2009 management expects to continue to respond as needed to the increase in overall market competitiveness in order to maintain Innophos’ market position in this business.

In the first half of 2009, management anticipates operating Innophos’ Mexican facilities at reduced levels of capacity in response to the combination of factors noted above adversely affecting prices and volumes. The level of operations will be dictated by Innophos’ ability to develop and sustain profitable business in Mexico. In response to anticipated cost increases in raw materials, the Company remains focused on running efficiently and reducing costs, particularly in its manufacturing operations. Innophos is benefiting from declining sulfur, energy and transportation costs, and management expects to continue to operate in a manner that optimizes business performance while mitigating uncertainties, particularly as regards phosphate rock price.

Management has scrutinized its planned capital expenditures for 2009 and expects to focus 2009 capital investments on essential projects that maintain the flexibility and efficiency needed in the current dynamic market environment. For example, Innophos is continuing with the expansion and upgrade of its Chicago Heights facility, which is critical to the growth of the pharmaceutical and nutraceutical excipient product line. Management now projects Company-wide 2009 capital expenditures to approximate $20-25 million, in line with historical levels. This amount includes the investments being made to upgrade the Mexican phosphoric acid purification plant.

Earnings Outlook

Considering the uncertainty around Mexican phosphate rock cost and operating levels, softer overall demand, greater competition and concern about the overall economic climate, management believes that reliable, specific operating income guidance cannot be provided for the full year 2009. On a sequential basis, management currently expects first quarter 2009 volumes to be off approximately 15% from fourth quarter 2008 levels, due to reduced demand and factors previously noted. First quarter 2009 selling prices are expected to be similar to those in the fourth quarter 2008, and the Company expects its first quarter cost structure to remain similar to that of the fourth quarter. Looking beyond the first quarter of 2009, however, volume impacts are uncertain and dependent on the depth of the recession. Selling prices are expected to trend down, and cost structure increases due to increased phosphate rock costs will impact Mexico starting in the second quarter of 2009.

Legal Items

In December 2008, Innophos initiated binding arbitration with OCP, its sole supplier of phosphate rock for Mexico, concerning pricing terms for 2008 and 2009 under the Company’s agreement with that supplier. A panel of three arbitrators has now been selected to hear the case, interpret the pricing provisions of the contract, and derive the rock price for both years. Absent agreement on an expedited process, which the Company is seeking, Innophos has been advised that a final decision could take up to a year. In preparing the Company’s disclosures concerning 2009 phosphate rock cost increases for Mexico, the Company has utilized rock price assumptions that are at the upper end of the range of what management has determined to be reasonably possible outcomes of the arbitration process.

As previously reported, the Environmental Protection Agency asserted in 2008 that Innophos’ Geismar, LA purified phosphoric acid plant and the neighboring third party plant supplying raw material green phosphoric acid to Innophos do not qualify for certain recognized exemptions from hazardous waste regulations, and referred the matter to the U.S. Department of Justice for civil enforcement. Innophos has consistently asserted that its operations qualify for exemptions and otherwise are in full compliance with applicable regulations. Since the time the case was referred to DOJ, Innophos entered into discussions with the government parties in an effort to resolve the matter, which discussions are continuing. During the fourth quarter of 2008, the DOJ/EPA demanded that Innophos and its neighboring interconnected supplier undertake two “interim measures” to address DOJ/EPA’s chief environmental concerns. The Company and its neighboring interconnected supplier have initiated joint technical discussions. The Company has determined that it is probable that one of the process modifications will need to be undertaken in the next several months, under an agreement to be reached with DOJ/EPA, and probable that the capital expenditure and future operating expense of that modification will not be material. The second interim measure sought by DOJ/EPA does not have a readily available technology solution. Even though the companies believe they are operating in full compliance, they have begun substantial technical work in an attempt to develop a feasible approach that may address DOJ/EPA’s concerns. It is not known if these technical efforts will be successful or whether this matter will be settled with DOJ/EPA or will require litigation to resolve the dispute.

About Innophos Holdings, Inc.

Innophos Holdings, Inc. (www.innophos.com), the holding company for a leading North American manufacturer of specialty phosphates, serves a diverse range of customers across multiple applications, geographies and channels. Innophos offers a broad suite of products used in a wide variety of food and beverage, consumer products, pharmaceutical and industrial applications. Innophos' market-leading positions derive from its experience and dedication to customer service and innovation. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico). ’IPHS-G’

SOURCE Innophos Holdings, Inc.

###

Financial Tables Follow

Innophos Holdings, Inc.	Breakstone Group

Investor Relations: (609) 366-1299	Maura Gedid
investor.relations@innophos.com	646-452-2335

Conference Call Details

The conference call is scheduled for Tuesday, February 10, 2009 at 10:00 am ET and can be accessed by dialing 888-679-8037 (U.S.) or 617-213-4849 (international) and entering passcode 80457740. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. A replay will be available between 12:00 pm ET on February 10 and 11:59 pm ET on February 24, 2009. The replay is accessible by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) and entering passcode 89202022.

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon fourth-party suppliers; and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement – Fourth Quarter

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars in thousands, except per share amounts or share amounts)

	Three months ended	Three months ended
	December 31,	December 31,
	2008	2007
Net sales	$216,448	$143,939
Cost of goods sold	130,208	122,404
Gross profit	86,240	21,535
Operating expenses:
Selling, general and administrative	16,133	14,660
Research & Development Expenses	723	482
Total operating expenses	16,856	15,142
Operating income	69,384	6,393
Interest expense, net	8,244	8,945
Foreign exchange (gains)/losses	3,536	24
Other expense (income), net	4	(43)
Income (loss) before income taxes	57,600	(2,533)
Provision for income taxes	5,320	1,349

Net Income (loss)	$52,280	$(3,882)

Diluted earnings per share	$2.40	$(0.19)
Diluted weighted average common shares outstanding	21,792,193	20,768,724

Dividends paid per share of common stock	$0.17	$0.17
Dividends declared per share of common stock	$0.34	$0.17

Segment Reporting – Fourth Quarter

The company reports its operations in three segments—United States, Mexico and Canada, each of which sells the entire portfolio of products. The primary performance indicators for the chief operating decision maker are sales and operating income, with sales on a ship-from basis. The following table sets forth the historical results of these indicators by segment:

	Three months ended	Three months ended
	December 31,	December 31,	Net Sales
	2008	2007	% Change
Segment Net Sales
United States	$129,755	$83,936	54.6%
Mexico	76,602	52,627	45.6%
Canada	10,091	7,376	36.8%
Total	$216,448	$143,939	50.4%
Segment Operating Income
United States	$45,722	1,533
Mexico	25,007	3,354
Canada	(1,345)	1,506
Total	$69,384	$6,393

Segment Operating Income % of net sales
United States	35.2%	1.8%
Mexico	32.6%	6.4%
Canada	(13.3)%	20.4%

Price / Volume – Fourth Quarter

The following table illustrates for the three months ended December 31, 2008 the percentage changes in net sales by reportable segment compared with the same period of the prior year, including the effect of price and volume/mix changes upon revenue:

	Price	Volume/Mix	Total
United States	81.1%	(26.5)%	54.6%
Canada	80.5%	(43.7)%	36.8%
Mexico	128.1%	(82.5)%	45.6%

The following table illustrates for the three months ended December 31, 2008 the percentage changes in net sales by major product lines compared with the same period of the prior year, including the effect of price and volume/mix changes upon revenue:

	Price	Volume/Mix	Total
Purified Phosphoric Acid	137.2%	(38.3)%	98.9%
Specialty Salts and Specialty Acids	72.1%	(14.1)%	58.0%
STPP & Other Products	118.7%	(124.9)%	(6.2)%

Summary Profit & Loss Statement – Full Year

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars in thousands, except per share amounts or share amounts)

	Year Ended December 31,
	2008	2007
Net sales	$934,758	$578,982
Cost of goods sold	573,363	474,785
Gross profit	361,395	104,197
Operating expenses:
Selling, general and administrative	63,417	54,441
Research & Development Expenses	2,310	2,047
Total operating expenses	65,727	56,488
Operating income	295,668	47,709
Interest expense, net	34,193	41,559
Foreign exchange (gains)/losses	2,663	40
Other expense (income), net	(386)	(299)
Income (loss) before income taxes	259,198	6,409
Provision for income taxes	58,723	11,896
Net Income (loss)	$200,475	(5,487)

Diluted earnings per share	$9.23	$(0.27)
Diluted weighted average common shares outstanding	21,718,541	20,676,859

Dividends paid per share of common stock	$0.68	$0.62
Dividends declared per share of common stock	$0.68	$0.68

Segment Reporting – Full Year

The company reports its operations in three segments—United States, Mexico and Canada, each of which sells the entire portfolio of products. The primary performance indicators for the chief operating decision maker are sales and operating income, with sales on a ship-from basis. The following table sets forth the historical results of these indicators by segment:

			Net Sales
	2008	2007	% Change
Segment Net Sales
United States	$486,186	$326,882	48.7%
Mexico	409,745	222,699	84.0%
Canada	38,827	29,401	32.1%
Total	$934,758	$578,982	61.4%
Segment Operating Income
United States	$108,743	$3,299
Mexico	180,400	39,819
Canada	6,525	4,591
Total	$295,668	$47,709

Segment Operating Income % of net sales
United States	22.4%	1.0%
Mexico	44.0%	17.9%
Canada	16.8%	15.6%

Price / Volume – Full Year

The following table illustrates for the year ended December 31, 2008 the percentage changes in net sales by reportable segment compared with the same period of the prior year, including the effect of price and volume/mix changes upon revenue:

	Price	Volume/Mix	Total
United States	52.0%	(3.3)%	48.7%
Canada	53.8%	(21.7)%	32.1%
Mexico	132.2%	(48.2)%	84.0%

The following table illustrates for the year ended December 31, 2008 the percentage changes in net sales by major product lines compared with the same period of the prior year, including the effect of price and volume/mix changes upon revenue:

	Price	Volume/Mix	Total
Purified Phosphoric Acid	117.6%	(22.3)%	95.3%
Specialty Salts and Specialty Acids………………47.0%		6.3%	53.3%
STPP & Other Products	121.9%	(73.1)%	48.8%

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Year Ended December 31,
	2008	2007
Cash flows from operating activities
Net income (loss)	$200,475	$(5,487)
Adjustments to reconcile net income (loss) to
net cash provided by operating activities:
Depreciation and amortization	52,507	47,486
Amortization of deferred financing charges	2,726	4,643
Deferred income tax benefit	(8,584)	(1,807)
Deferred profit sharing	(71)	800
Stock based compensation	3,467	1,077
Changes in assets and liabilities:
(Increase)/decrease in accounts receivable	(19,462)	(3,763)
(Increase)/decrease in inventories	(66,582)	(8,159)
(Increase)/decrease in other current assets	(11,116)	(2,645)
(Decrease)/increase in accounts payable	(10,085)	5,565
(Decrease)/increase in other current liabilities	(934)	3,861
Changes in other long-term assets and liabilities	453	1,870
Net cash provided from
operating activities	142,794	43,441
Cash flows used for investing activities:
Capital expenditures	(18,536)	(28,356)
Purchase of assets	-	(2,120)

Net cash used for investing activities	(18,536)	(30,476)

Cash flows from financing activities:
Proceeds from exercise of stock options	542	950
Proceeds from issuance of senior unsecured notes	-	66,000
Principal payments of floating rate senior note	-	(60,800)
Principal payments of term-loan	(2,000)	(20,500)
Deferred financing costs	-	(1,815)
Excess tax benefits from exercise of stock options	1,108	-
Dividends paid	(14,241)	(12,899)

Net cash used for
financing activities	(14,591)	(29,064)
Net change in cash	109,667	(16,099)
Cash and cash equivalents at beginning of period	15,661	31,760

Cash and cash equivalents at end of period	$125,328	$15,661

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$125,328	$15,661
Accounts receivable, net	79,541	60,079
Inventories	145,310	78,728
Other current assets	40,184	18,384
Total current assets	390,363	172,852

Property, plant and equipment, net	230,422	260,563
Goodwill	47,268	47,268
Intangibles and other assets, net	55,713	62,016
Total assets	$723,766	$542,699

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$72,613	$1,328
Accounts payable, trade and other	26,359	36,444
Other current liabilities	44,482	45,380
Total current liabilites	143,454	83,152
Long-term debt	309,887	383,172
Other long-term liabilities	34,373	31,671

Total liabilities	$487,714	$497,995

Total stockholders' equity	236,052	44,704

Total liabilities and stockholders' equity	$723,766	$542,699

Additional Information

Net debt is a supplemental financial measure that is not required by, or presented in accordance with, USGAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total debt less cash and cash equivalents.